Exhibit 5.1
                             CHADBOURNE & PARKE LLP
                              30 Rockefeller Plaza
                            New York, New York 10112



                               September 25, 2000

The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209


Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by The AES Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company of $65,900,000 aggregate principal amount of common stock, par value $0.01 per share, (the "Common Stock") of the Company. The Common Stock is being issued as part of the merger consideration in connection with the Agreement and Plan of Merger, dated as of September 19, 2000 among the Company, AES Colombia I, Inc. and KMR Power Corporation (the "Merger Agreement") and the Severance and Consulting Agreement, dated as of September 19, 2000 between George M. Kappaz and the Company (the "Consulting Agreement").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that:

         The Common Stock to be issued to KMR Power Corporation's stockholders as part of the merger consideration pursuant to the Merger Agreement and to George M. Kappaz pursuant to the Consulting Agreement has been duly authorized and reserved and when issued and delivered in accordance with the terms of the Merger Agreement and the Consulting Agreement, as applicable, will have been validly issued and will be fully paid and nonassessable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the general corporation law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.


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         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                              Very truly yours,

                                              Chadbourne & Parke, LLP





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